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                                                                    EXHIBIT 99.1

                                    EXHIBIT 1

I.       Members of AREE

         a. WLPT Funding, LLC, a Delaware limited liability company 11000 Prairie Lakes Drive, Suite 610, Minneapolis, MN 55344

         a. Lambert Equities II, LLC, a Delaware limited liability company 4155 E Jewell, Suite 103, Denver, CO 80222

         b. Steven B. Hoyt, an individual 708 South 3rd Street, Suite 108, Minneapolis, MN 55415

         Each of the above members owns 33.33% of the membership interests in AREE.

II.      Officer

         a. Duane H. Lund, Secretary and President 11000 Prairie Lakes Drive, Suite 610, Minneapolis, MN 55344